

China Industrial Steel, Inc.

www.chinaindustrialsteel.com

OVERVIEW

China Industrial Steel, Inc., (the "Company") is a holding company that, through its subsidiary Nuosen Handan Trading Co. Ltd., a wholly foreign-owned enterprise (WFOE) organized under the laws of the People's Republic of China, and its variable interest entity (VIE) Handan Hongri Metallurgy Co., Ltd., (Hongri) produces and sells steel plates, bars and billet in China. The Company currently operates four production lines with an aggregate production capacity of 2.3 million metric tons of steel per year from its headquarters on approximately 1,000 acres in Handan City in Hebei Province, China, where steel production is a significant component of the regional economy.

OPERATION

The Company's business model relies on a lean infrastructure with a strong focus on production. Functions outside of manufacturing are outsourced to third parties enabling the Company to remain profitable in a highly competitive market.

Raw Materials

The primary raw materials for the Company's production are iron ore and raw coal. Unlike some producers, the Company does not have any coal or iron mine resources; both raw materials are purchased from third parties. After purchasing, the materials are shipped to ironwork and coking plants to develop into molten iron and coke, which are directly used to produce its steel products. The price of raw materials and fees the Company pays to the ironworks and coking plants for processing are then accounted for as a direct cost of the Company's steel production.

Steel Production

The Company's first production line transforms iron ore to steel for further fabrication. At this stage impurities such as sulfur, phosphorus, and excess carbon are removed from the raw iron, and alloying elements such as manganese, nickel, chromium and vanadium are added to produce the exact steel required. Upon completion of the process the iron becomes steel billet, a cast semi-finished product which can then be formed into steel coil, medium plate or bar.

Rolled Production

The Company's steel rolling production line use hot rolling technology to produce plate and bar steel. The first of these facilities produces thin, flat sheets that are used in metalworking, and can be cut and bent into a variety of different shapes. The Company's medium plate line has an annual output of 600,000 tons of product, including carbon element structural armor plate, high quality carbon element structural armor plate, low alloy structural armor plate, shipbuilding armor plate, boiler armor plate, pressure vessel plate, automotive frame plate, automotive frame plate and pipeline steel, among others.

the Company's third line produces steel bar, commonly used in reinforced concrete and reinforced masonry structures. It is usually formed from carbon steel, and has ridges for better mechanical anchoring into concrete. The annual output of China Industrial Steel's bar rolling line is 600,000 tons.

Sales and Marketing

Approximately 90% of the Company's sales are fulfilled through agents selling to established end users. While the margins may be a bit lower than selling directly to the customer, the commodity nature of the Company's products lends itself to this method as opposed to a dedicated sales team as it requires a comparatively lower investment in overhead expenses (i.e., marketing and salaries), market risk is undertaken by the agents, and the Company receives payment in advance which greatly facilitates its cash management.

MARKET

With an estimated 1,000 mills throughout the country, China's steel manufacturing sector was initially dominated by state-owned enterprises. However, the substantial demand and potential for profit resulted in numerous private steel makers, some of which grew to a sizable scale, but with many smaller independent facilities. In an effort to eliminate obsolete and inefficient producers, in May of 2010, the central government established a detailed set of guidelines with regard to the operation of existing plants including energy usage, plant emissions and production levels. The guidelines also prohibit local governments from approving projects that increase steel production capacity before the end of 2011. More specifically, the guidelines propose new capacity levels for iron-making and steel-making projects, and do not apply to steel processing projects. Accordingly, since the Company does not have any investments in new or expanded iron-making or steel-making projects, these guidelines are not anticipated to impact the Company's business development.

More recently the PRC implemented broad, temporary shutdowns in particular geographic markets, including Hebei. While unpopular with manufacturers in the short run, the shutdowns did have several positive effects. They reduced the steel supply, thus strengthening pricing, while decreasing demand for raw materials, specifically weakening the pricing strength of leading iron ore suppliers. Smaller firms that were unable to sustain their operation through the shutdown were closed, eliminating inefficient manufactures.

For more information, please contact the Company's US and Chinese corporate finance advisors, Friedland Global Capital Markets

In the United States:
New York: Jeff Friedland —1 647-800-1280
jof@friedlandcapital.com

In China:
Kristina Wang — +86 139 111 01 655
Kristina@friedlandcapital.com.cn

Crude steel production for the 64 countries reporting to the World Steel Association for the first nine months of 2011 was 1,134 million tonnes, 8.2% higher than the first nine months of 2010. Chinese production year to date increased by 10.7% to nearly 526 million tonnes, or 46% of global steel production. China's annual consumption of crude steel is expected to reach 750 million tonnes by 2015, according to its Ministry of Industry and Technology's five-year plan issued in November, 2011.

FINANCIAL DISCUSSION

China Industrial Steel's sales for the nine months ended September 30, 2011 were $630,279,953, an increase of $260,532,497, or 70%, compared to $369,747,456 for the nine months ended September 30, 2010. Of the increased revenues, approximately $115.3 million, or 44% of the increase was due to an increase in selling quantity; $37.7 million, or 15% of the increase was generated from the sale of steel wires; $94.7 million, or 36% of the increase was attributable to an increase in sales price; and $12.9 million, or 5% of the increase was from increased sales of byproducts.

Net income totaled $36,191,932 in the nine months ended September 30, 2011, an increase of $20,386,490, or 129%, compared to the net income of $15,805,442 in the nine months ended September 30, 2010. The increase of net income was attributable primarily to the increase of revenue offset by the increase of cost of revenue and the increase in selling, general and administrative expenses and interest expense from bank borrowings.

CHINA INDUSTRIAL STEEL INC. AND SUBSIDIARIES SUMMARY CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended	Year Ended	
	9/30/2011	12/31/2010	12/31/2009
Revenues	$ 630,279,953	$573,666,684	$556,754,960
Cost of Revenue	581,973,411	535,854,497	494,618,181
Gross Profit	48,306,542	37,812,187	62,136,779
SG&A	2,108,782	2,532,261	876,580
Operating Income	46,197,760	35,279,926	61,260,199
Other Income (Expense)	(4,147,036)	(5,054,309)	(3,099,222)
Income before taxes	42,050,724	30,225,617	58,160,977
Net Income	36,191,932	25,770,440	58,160,977
EPS	$ 0.25	$ 0.39	$ 0.94
Shares outstanding	73,542,058	64,739,718	64,739,718

MANAGEMENT AND DIRECTORS

Liu Shenghong, Chairman and General Manager Handan Hongri Metallurgy Co., Ltd.,

Mr. Liu brings 20 years of expertise in ferrous metallurgy to the Company. He has been with the Company and/or its parent the Yuanbao Group since 1988, where he first served as the Deputy Plant Chief, then was promoted to Deputy General Manager of the Yuanbao group in 1993, where he helped increase the company's assets from 10 million RMB to 150 million. From 1999 to 2007, he served as the Group General Manager, where he was instrumental in increasing sales to 4.8 billion RMB, with profits of 500 million RMB. In 2007 he became Chairman and General Manager of, Handan Hongri Metallurgy Co., Ltd. Mr. Liu , graduated from Hebei Tangshan Project Technology Institute in 1987.

Xiaolong Zhou, Chief Financial Officer

Mr. Zhou was appointed CFO in February 2010. He had been a senior accountant at Liss Okou Goldstein Okun and Tancer CPAs P.C. in Great Neck, New York for the prior nine years. He is a certified public accountant, registered in the state of New York, a member of the American Institute of Certified Public Accountants, and a member of the New York State Society of Certified Public Accountants. Mr. Zhou obtained an M.B.A. in accountancy from Baruch College of CUNY and an M.A. in economics from City College of CUNY. He obtained a B.A. in economics from Fudan University, Shanghai, China.

Pan Rutai, Handan Hongri Metallurgy Co., Ltd., Chief Engineer and Manager, Plant Operations

Mr. Pan joined the Yuanbao Industry Group as Production Chief of the cement division in 1983. In 1989 he joined the Company as Deputy Director of Production, a position he held for 10 years. From 2000 to 2006, he served as Factory Manager of the Company's iron to steel production facility. In 2007 he was promoted to his current position as Chief Engineer and Manager of the Company, where he has been extremely instrumental in increasing the efficiency of the operation and reducing the energy consumption.

Frank J. Pena, Director

Mr. Pena has spent over 27 years in the financial services arena primarily in banking, brokerage and consulting. From January 2000 to the present day, Mr. Pena has been the Principal of Winthorp Capital Group, raising capital for public and private companies. Prior to forming Winthorp Capital, Mr. Pena was the Director of Sales & Marketing for the Breen Capital Group, and Vice President of First Fidelity Bank Mr. Pena has a BS degree from Kean University in Management Science. Mr. Pena is also a director of Brazil Intermedia, Inc.

RECENT ANNOUNCEMENTS

09/28/2011: The SEC declares the Company's Registration Statement effective.

10/28/2011: The Company secures a revolving credit facility with Raiffeisen Bank International AG Beijing Branch, for an aggregate $28.2 which will be used for working capital.

For a full description of these, and all of the Company's activities, please review the Company's filings at www.sec.gov.